Exhibit 99.1


For Immediate Release

                                                 Contact:  Hope Johnson
                                                 607-377-8258
                                                 johnsonhe@worldkitchen.com


                     WORLD KITCHEN COMMENCES TENDER OFFER
                AND CONSENT SOLICITATION FOR ANY AND ALL OF ITS
                    12% SENIOR SUBORDINATED NOTES DUE 2010

RESTON, VA, May 18, 2004 - WKI Holding Company, Inc. ("World Kitchen") today announced that it has commenced a tender offer to purchase any and all of its outstanding 12% Senior Subordinated Notes due 2010 ($123,150,000 aggregate principal amount outstanding) (the "Notes") on the terms and conditions set forth in the Offer to Purchase and Solicitation of Consents statement dated May 18, 2004 (the "Offer to Purchase").

The total purchase price for each $1,000 principal amount of Notes validly tendered and accepted for purchase by World Kitchen pursuant to the Offer to Purchase will be $1,000 plus, under certain circumstances, a consent payment determined on the basis set forth below.

In conjunction with the tender offer, World Kitchen is also soliciting consents from holders of the Notes to, among other things, effect certain amendments to the indenture under which the Notes were issued to eliminate all restrictive covenants and certain default provisions and to effect certain other amendments necessary to release all the collateral securing the Notes. A holder cannot tender Notes without delivering a corresponding consent, and vice versa.

The amendments to the indenture will be set forth in a supplemental indenture, and are described in more detail in the Offer to Purchase. In addition, if the tender offer and consent solicitation are successfully completed, World Kitchen will no longer be obligated to file periodic and other reports with the Securities and Exchange Commission.

The consent payment deadline will be 5:00 p.m., New York City time, on June 2, 2004, unless extended (the "Consent Date"). The tender offer will expire at 5:00 p.m., New York City time, on June 16, 2004, unless extended.

Upon consummation of the tender offer, holders of Notes who validly tender and do not validly withdraw their Notes and consent to the proposed amendments before the Consent Date will receive an aggregate consent payment equal to 3.00% of the aggregate principal amount of Notes outstanding, paid pro rata based on the principal amount of Notes tendered prior to the Consent Date.

Consummation of the tender offer is conditioned on the closing of the sale of World Kitchen's OXO International business, the valid tender of at least 70% in aggregate principal amount of Notes outstanding, approval of the tender offer by World Kitchen's senior revolving and term loan lenders, and certain other customary conditions more fully described in the Offer to Purchase.

World Kitchen expects to use the proceeds of the sale of the OXO International business to, among other things, purchase the Notes in the tender offer. The sale of the OXO International business is expected to occur in early June 2004.

World Kitchen has engaged J.P. Morgan Securities Inc. as the Dealer Manager and Bondholder Communications Group as the Information Agent and Tender Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation or requests for documentation should be directed to Urtha Pantri of Bondholder Communications at (888) 385-2663 or to Jacob Steinberg of J.P. Morgan Securities Inc. at (212) 270-1814.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR A SOLICITATION OF A CONSENT WITH RESPECT TO ANY SECURITIES. THE TENDER OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE OFFER TO PURCHASE.

About WKI Holding Company, Inc.
-------------------------------

Headquartered in Reston, Virginia, World Kitchen and its affiliates manufacture and market glass, glass ceramic and metal cookware, bakeware, tabletop products and cutlery sold under well-known brands including CorningWare(R), Pyrex(R), Corelle(R), Revere(R), EKCO(R), Baker's Secret(R), Magnalite(R), Chicago Cutlery(R), OLFA(R) and OXO(R). The Company employs approximately 2,900 people and has major manufacturing and distribution operations in the United States, Canada and Asia-Pacific regions. For more information, visit www.worldkitchen.com.


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